UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 2, 2009

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442
(Address of principal executive offices)         (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

2009 Annual Meeting of Shareholders

Select Comfort Corporation (the “Company”) has scheduled its 2009 Annual Meeting of Shareholders for December 14, 2009.  The Company’s board of directors has set the close of business on October 19, 2009, as the record date for shareholders entitled to receive notice of, and to vote at, the Company’s 2009 Annual Meeting of Shareholders.  The Company will provide the time and location of the 2009 Annual Meeting of Shareholders in its proxy materials which it expects to file with the Securities and Exchange Commission (“SEC”) in early November 2009.

Rule 14a-8 Shareholder Proposal Deadline

The expected date of the 2009 Annual Meeting of Shareholders is more than 30 days after the anniversary of the 2008 Annual Meeting of Shareholders.  As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company has set a revised deadline for the receipt of any shareholder proposals submitted pursuant to Rule 14a-8 for inclusion in the Company’s proxy materials for the 2009 Annual Meeting of Shareholders.  The new deadline for delivering shareholder proposals to the Company is the close of business on October 18, 2009, which date was calculated in accordance with Rule 14a-8(e).  In order for a shareholder proposal to be considered, it must be received by the Company on or prior to the close of business on October 18, 2009 at its principal executive offices at 9800 59th Avenue North, Plymouth, Minnesota 55442.  Notices of proxy proposals should be sent to the attention of Mark A. Kimball, Senior Vice President, General Counsel and Secretary.  The Company recommends that such proposals be sent by certified mail, return receipt requested.  Shareholder proposals also will need to comply with the rules of the SEC regarding the inclusion of shareholder proposals in proxy materials, and may be omitted if not in compliance with applicable requirements.

Bylaws Deadline

In accordance with the Company’s bylaws, for director nominations or other business to be brought before the 2009 Annual Meeting of Shareholders, other than Rule 14a-8 proposals described above, written notice must be delivered no later than the close of business on October 13, 2009.  Such notices must also comply with any other requirements of the Company’s bylaws, and should be sent to the attention of Mark A. Kimball, Senior Vice President, General Counsel and Secretary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)

Dated: October 2, 2009	By:
Title: Senior Vice President